[Logo of NHTB]	[Logo of FBFC]

News Release

Contacts:

Stephen W. Ensign	Scott Cooper
Chairman, President and CEO	President and CEO
New Hampshire Thrift Bancshares, Inc.	First Brandon Financial Corporation
(603) 863-0886	(802) 247-5771

FOR IMMEDIATE RELEASE

May 11, 2007

SHAREHOLDERS APPROVE MERGER OF

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND

FIRST BRANDON FINANCIAL CORPORATION

Newport, NH and Brandon, VT, May 11, 2007 — New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB) (“NHTB”) and First Brandon Financial Corporation (Pink Sheets: FBDN.pk) (“First Brandon”) announced that the respective shareholders of the two companies have voted to approve the previously announced merger. As of this date, the Federal Reserve Bank of Boston has issued a non objection to the consummation of the proposed merger without the filing of a formal application under the Bank Holding Company Act of 1956, as amended. Approval of the proposed merger by the Office of Thrift Supervision is pending, and NHTB and First Brandon are not aware of any reason why such approval should not be forthcoming in due course. The companies expect to complete the merger in early June, 2007.

About NHTB. Through its wholly-owned subsidiary Lake Sunapee Bank, fsb, a federal stock savings bank, New Hampshire Thrift Bancshares, Inc. provides financial services to its principal market areas of central and western New Hampshire. At March 31, 2007, NHTB had total assets of approximately $654.6 million and deposits of approximately $470.0 million.

On April 16, 2007, NHTB announced that it had entered into a definitive agreement to acquire First Community Bank, Woodstock, Vermont, for approximately $15.5 million in cash and stock. First Community Bank will merge with and into NHTB’s subsidiary bank, Lake Sunapee Bank, fsb. Following NHTB’s pending acquisition of First Brandon, the acquisition of First Community Bank will create a combined company with approximately $865.5 million in assets and 29 branches in New Hampshire and Vermont.

About First Brandon. Through its wholly-owned subsidiary First Brandon National Bank, a federal commercial bank, First Brandon Financial Corporation provides financial services to the communities of Brandon, Pittsford and West Rutland, Vermont. At March 31, 2007, First Brandon had total assets of approximately $100.6 million and deposits of approximately $86.5 million.

This press release does not constitute an offer of securities. NHTB and First Community Bank will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (“SEC”). Shareholders of First Community Bank are urged to read the registration statement, the proxy statement/prospectus and all other documents which will be filed with the SEC, and any amendments or supplements to those documents, because they will contain important information which you should consider before making any decision regarding the merger. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about NHTB and First Community, at the SEC’s web site, http://www.sec.gov, and at NHTB’s web site, http://www.lakesunbank.com.

Copies of the proxy statement/prospectus can be obtained without charge, when available, by directing a request to New Hampshire Thrift Bancshares, Inc., 9 Main Street, PO Box 9, Newport, NH 03773 or to First Community Bank, 1 Bond Street, Woodstock, Vermont 05091.

First Community Bank and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of First Community Bank in connection with the merger. Information about the directors and executive officers of First Community Bank and their ownership of First Community Bank common stock, and the interests of such participants, may be obtained by reading the proxy statement/prospectus when it becomes available.

Statements included in this press release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the benefits of the transaction and the companies’ anticipations with respect to the combined company. NHTB and First Brandon wish to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. These statements are based on the current beliefs and expectations of management, and are subject to certain risks and uncertainties, including among others: (1) NHTB may fail to successfully integrate the two companies’ business, or to integrate them in a timely manner; (2) NHTB may fail to achieve anticipated cost savings, or to achieve savings in a timely manner; (3) costs, customer loss and business disruption in connection with the acquisition or the integration of our companies may be greater than expected; and (4) NHTB and First Brandon may fail to obtain governmental approvals without adverse regulatory condition. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the documents filed by NHTB with the SEC from time to time. Particular attention should be paid to Item 1A, “Risk Factors” in NHTB’s Form 10-K for its fiscal year ended December 31, 2006. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.